FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2024 First Quarter Results

COLUMBUS, OH, May 7, 2024 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the three months ended March 31, 2024.

First Quarter 2024 Highlights

•Total net sales of $78.1 million decreased 21.5% compared to the prior year first quarter. Sequentially, first quarter net sales improved by 5.9%, up from $73.8 million in the 2023 fourth quarter.
•Gross margin of $13.3 million, or 17.0% of net sales, decreased from 17.8% of net sales compared to the prior year first quarter. Sequentially, gross margin improved 220 basis points from 14.8% in the 2023 fourth quarter.
•Selling, general, and administrative expenses of $8.6 million, or 11.0% of net sales, compared to $9.7 million, or 9.7% for the prior year first quarter.
•Operating income of $4.7 million, or 6.1% of net sales, compared to operating income of $8.1 million, or 8.1% of net sales for the prior year first quarter.
•Net income of $3.8 million, or $0.43 per diluted share, compared to net income of $5.9 million, or $0.66 per diluted share for the prior year first quarter.
•Adjusted EBITDA1 of $8.7 million, or 11.2% of net sales, compared to $12.2 million, or 12.3% for the prior year first quarter. Sequentially, Adjusted EBITDA as a percent of net sales improved to 11.2% compared to 8.9% in the 2023 fourth quarter.

1Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

	Three months ended
	March 31,			December 31,
	2024	2023	% Change	2023	% Change
Net sales	$78,145	$99,507	(21.5)%	$73,778	5.9%

Gross margin	13,305	17,743	(25.0)%	10,937	21.7%
Operating income	4,732	8,075	(41.4)%	2,517	88.0%
Net income	3,759	5,852	(35.8)%	2,182	72.3%
Adjusted EBITDA[1]	8,743	12,196	(28.3)%	6,532	33.8%

Gross margin as a percent of sales	17.0%	17.8%		14.8%
Operating income as a percent of sales	6.1%	8.1%		3.4%
Net income as a percent of sales	4.8%	5.9%		3.0%
Adjusted EBITDA as a percent of sales[1]	11.2%	12.3%		8.9%

Net income per common share
Basic	$0.43	$0.69	(37.7)%	$0.25	72.0%
Diluted	$0.43	$0.66	(34.8)%	$0.25	72.0%

David Duvall, the Company's President and Chief Executive Officer, said, "Our business is in a significantly better position today than we were just two years ago. Through our "Must Win Battles," we have significantly improved our operational efficiency and finalized the implementation of our market-based pricing. Our diversification across multiple industries has reduced our exposure to specific industry cycles and we provide customers with sole sourced products that are foundational to their long-term growth plans. During this current demand slow down we are focused on continuous improvements to reduce overall cost and invest for growth. Our opportunity pipeline is over $200 million and remains strong as the products and processes we provide are the desired solution for many applications. Core provides key components and solutions to blue chip customers in major industries whose products will be in demand for many years.

“We are well positioned to now focus on growing the business. We are, and will continue to, invest in our sales development structure and technical capabilities. Our technical, engineered solutions allow us to work on new environmentally friendly and sustainable products, which positions Core Molding well for infrastructure project opportunities driven by the Buy America, Build America (BABA) Act. There is a growing need for recyclable durable lightweight solutions in all industries we serve."

John Zimmer, the Company’s EVP and Chief Financial Officer, commented, “Last quarter, we signaled double-digit sales declines for 2024 compared to 2023, and we expect the first half of 2024 declines to be higher than second half 2024 declines. First quarter aligned with our expectations due to tougher comparisons from channel de-stocking and demand shifts in end markets. We anticipate second quarter 2024 demand levels to be similar to first quarter 2024 demand levels. We still anticipate a full year sales decrease of 10% to 15%, consistent with previous guidance.

“Despite product mix shifts and operational de-leverage in the first quarter, I want to highlight that we held our gross margins to 17.0%, which improved over the fourth quarter of 2023. As we anticipated future sales demand decreases at the end of 2023, the Company expeditiously executed our cost reduction plans in order to maintain gross margin within our targeted range.

"The Company is well positioned operationally to continue to adjust for changing demand levels. Our financial position is strong, and at March 31st 2024, we had approximately $77 million of available liquidity to make investments in both organic and inorganic opportunities. We also generated Free Cash Flow1 this quarter of over $3 million, higher than the year-ago period. "

1Free Cash Flow is a non-GAAP financial measure as defined and reconciled below.

2024 Capital Expenditures

The Company’s capital expenditures for first quarter 2024 were $1.9 million. The Company anticipates spending approximately $13 million, during 2024 on property, plant and equipment purchases for all of the Company's operations.

Financial Position at March 31, 2024

The Company’s total liquidity at the end of the first fiscal quarter 2024 was $76.6 million, with $26.6 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $22.7 million at March 31, 2024. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal first quarter. The Company had a return on capital employed1 of 14.0% for the trailing twelve months.

1 Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended March 31, 2024. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through May 14, 2024, by calling (877) 344-7529 and using passcode ID: 6650623#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production), efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the Company’s financial position or other financial information; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent quarterly reports, all of which are available on the SEC and Company website. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended March 31,
	2024	2023
Net sales:
Products	$75,831	$98,337
Tooling	2,314	1,170
Total net sales	78,145	99,507

Total cost of sales	64,840	81,764

Gross margin	13,305	17,743

Selling, general and administrative expense	8,573	9,668

Operating income	4,732	8,075

Other income and expense
Net interest expense	82	356
Net periodic post-retirement benefit	(138)	(52)
Total other (income) and expense	(56)	304

Income before income taxes	4,788	7,771

Income tax expense	1,029	1,919

Net income	$3,759	$5,852

Net income per common share:
Basic	$0.43	$0.69
Diluted	$0.43	$0.66

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended March 31,
	2024	2023
Medium and heavy-duty truck	$41,509	$49,516
Power sports	18,859	22,036
Building products	6,545	11,787
Industrial and utilities	3,346	6,430
All other	5,572	8,568
Net product revenue	$75,831	$98,337

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31,	As of
	2024	December 31,
	(unaudited)	2023
Assets:
Current assets:
Cash and cash equivalents	$26,618	$24,104
Accounts receivable, net	40,082	41,711
Inventories, net	23,861	22,063
Prepaid expenses and other current assets	12,676	15,001
Total current assets	103,237	102,879

Right of use asset	3,302	3,802
Property, plant and equipment, net	80,398	81,185
Goodwill	17,376	17,376
Intangibles, net	5,617	6,017
Other non-current assets	2,337	2,118
Total Assets	$212,267	$213,377

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,624	$1,468
Accounts payable	24,260	23,958
Contract liabilities	4,222	5,204
Compensation and related benefits	6,711	10,498
Accrued other liabilities	5,406	5,058
Total current liabilities	42,223	46,186

Other non-current liabilities	3,316	3,759
Long-term debt	21,061	21,519
Post retirement benefits liability	2,852	2,960
Total Liabilities	69,452	74,424

Stockholders' Equity:
Common stock	87	86
Paid in capital	44,004	43,265
Accumulated other comprehensive income, net of income taxes	5,007	5,301
Treasury stock	(32,111)	(31,768)
Retained earnings	125,828	122,069
Total Stockholders' Equity	142,815	138,953
Total Liabilities and Stockholders' Equity	$212,267	$213,377

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$3,759	$5,852
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,292	3,410
Loss on disposal of property, plant and equipment	—	80
Share-based compensation	739	731
Losses (gain) on foreign currency	(214)	81
Change in operating assets and liabilities:
Accounts receivable	1,629	(8,240)
Inventories	(1,798)	(1,139)
Prepaid and other assets	1,908	(450)
Accounts payable	280	4,209
Accrued and other liabilities	(4,254)	324
Post retirement benefits liability	(269)	(211)
Net cash provided by operating activities	5,072	4,647
Cash flows from investing activities:
Purchase of property, plant and equipment	(1,893)	(2,127)
Net cash used in investing activities	(1,893)	(2,127)
Cash flows from financing activities:
Gross borrowings on revolving loans	—	(35,369)
Gross repayment on revolving loans	—	33,505
Payments for taxes related to net share settlement of equity awards	(343)	(23)
Payment on principal on term loans	(322)	(324)
Net cash used in financing activities	(665)	(2,211)
Net change in cash and cash equivalents	2,514	309
Cash and cash equivalents at beginning of period	24,104	4,183
Cash and cash equivalents at end of period	$26,618	$4,492
Cash paid for:
Interest	$291	$345
Income taxes	$326	$1,931
Non cash investing activities:
Fixed asset purchases in accounts payable	$489	$262

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt.

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended
	March 31,		December 31,
	2024	2023	2023
Net income	$3,759	$5,852	$2,182
Provision for income taxes	1,029	1,919	223
Total other expenses(1)	(56)	304	112
Depreciation and amortization	3,272	3,390	3,315
Share-based compensation	739	731	700
Adjusted EBITDA	$8,743	$12,196	$6,532

Adjusted EBITDA as a percent of net sales	11.2%	12.3%	8.9%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Trailing Twelve Months
Net income	$7,936	$4,354	$2,182	$3,759	$18,231
Provision for income taxes	1,893	1,386	223	1,029	4,531
Total other expenses(1)	241	135	112	(56)	432
Depreciation and amortization	2,918	3,208	3,315	3,272	12,713
Share-based compensation	756	736	700	739	2,931
Adjusted EBITDA	$13,744	$9,819	$6,532	$8,743	$38,838

Total Outstanding Term Debt as of March 31, 2024					$22,685

Debt to Trailing Twelve Months Adjusted EBITDA					0.58

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Trailing Twelve Months
Operating Income	$10,070	$5,875	$2,517	$4,732	$23,194

Equity					$142,815
Structured Debt					22,685
Total Capital Employed					$165,500

Return on Capital Employed					14.0%

Core Molding Technologies, Inc.
Free Cash Flow
Three Months Ended March 31, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Cash flow provided by operations	$5,072	$4,647
Purchase of property, plant and equipment	(1,893)	(2,127)
Free cash flow	$3,179	$2,520